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                                  EXHIBIT 20.1

                        Press Release dated June 19, 1998


CISCO RESPONDS TO LUCENT LAWSUIT

SAN JOSE, Calif.--June 19, 1998--Cisco Systems, Inc. today challenged the validity of claims asserted in a patent lawsuit filed this week by Lucent Technologies, Inc. The lawsuit charges Cisco with infringing on eight patents related to data networking.

"We currently believe the Lucent suit has no merit," said Larry Carter, chief financial officer. "We're also prepared to assert Cisco's intellectual property rights and technology leadership."

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